Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-278673) and related Prospectus of Brand Engagement Network Inc. for the registration of its common stock, warrants and options to purchase common stock, and to the use of our report dated March 14, 2024, which includes an explanatory paragraph regarding Brand Engagement Network Inc.’s ability to continue as a going concern, with respect to the consolidated financial statements of Brand Engagement Network Inc. (formerly Blockchain Exchange Network, Inc.).

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

April 22, 2024